Exhibit 10.16

Non-Qualified
XX/XX/20__

CDK GLOBAL, INC. 2014 OMNIBUS AWARD PLAN
FORM OF STOCK OPTION GRANT AGREEMENT
(Non-Employee Director)

CDK GLOBAL, INC. (the “Company”), pursuant to the 2014 Omnibus Award Plan (the “Plan”), hereby irrevocably grants to FirstName LastName (the “Participant”), on XXXX XX, 20__ the right and option to purchase XXXX shares of the Common Stock, par value $0.01 per share, of the Company subject to the restrictions, terms and conditions herein.
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to grant the award of options provided for herein to the Participant, on the terms and conditions described in this Stock Option Grant Agreement (this “Agreement”).
NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:

1.	The option herein granted shall become exercisable in whole or in part as follows:

(a)	Exercisable in its entirety on the second anniversary of the grant date; and

(b)	Exercisable in its entirety (i) upon the death of the Participant, or (ii) in the event of total and permanent disability of the Participant.

(c)	No portion of the option shall become exercisable following the cessation of the Participant’s membership on the Board.

2.	The unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void at the time of the earliest of the following to occur:

(a)	the expiration of ten years from the date on which the option was granted;

(b)	the expiration of 60 days from the date the Participant ceases to be a member of the Board; provided, however, that

(i)	if the Participant ceases to be a member of the Board because of total and permanent disability, the provisions of sub-paragraph (c) shall apply,

(ii)
if the Participant shall die while a member of the Board or during the 60-day period following the date the Participant ceases to be a member of the Board, the provisions of sub-paragraph (d) below shall apply, and

(iii)	if the Participant shall retire from the Board, and satisfy the Accelerated Vesting Criteria at the time of such retirement, the provisions of sub-paragraph (e) below shall apply;

(c)
if Section 2(b)(i) applies, (i) if the Participant satisfied the Accelerated Vesting Criteria at the time of Participant’s total and permanent disability, the expiration of 36 months after the date the Participant ceases to be a member of the Board because of total and permanent disability, or (ii) if the Participant did not satisfy the Accelerated Vesting Criteria at the time of Participant’s total and permanent disability, the expiration of 12 months after the date the Participant ceases to be a member of the Board because of total and permanent disability; provided, however, that if the Participant shall die during the 36-month period specified in clause (i) of this Section 2(c) or the 12-month period specified in clause (ii) of this Section 2(c), as applicable, then the unexercised portion shall become null and void upon the expiration of 12 months after death of the Participant;

(d)
if Section 2(b)(ii) applies, (i) if the Participant satisfied the Accelerated Vesting Criteria at the time of death, the expiration of 36 months after death of the Participant, or (ii) if the Participant did not satisfy the Accelerated Vesting Criteria at the time of death, the expiration of 12 months after death of the Participant; and

(e)
if Section 2(b)(iii) applies, the expiration of 36 months after the retirement of the Participant from the Board; provided, however, that if such Participant shall die during the 36 month period following the date of such Participant’s retirement, then the unexercised portion shall become null and void on the later of (i) the expiration of 36 months after the retirement of the Participant, or (ii) 12 months after death of the Participant.

3.
Notwithstanding the foregoing, in the event that any unexercised portion of the option herein granted would terminate and become null and void in accordance with Section 2 and the Fair Market Value of the unexercised portion of the option herein granted exceeds the full price for each of the shares purchased pursuant to such option, the then-vested portion of the option herein granted shall be deemed to be automatically exercised by the Participant on such last trading day by means of a net exercise without any action by the Participant. Upon such automatic exercise, the Company shall deliver to the Participant the number of shares of Common Stock for which the option was deemed exercised less the number of shares of Common Stock having a Fair Market Value, as of such date, sufficient to (1) pay the full price for each of the shares of Common Stock purchased pursuant to the option herein granted and (2) satisfy all applicable required tax withholding obligations. Any fractional share shall be settled in cash. For the avoidance of doubt, and notwithstanding any provision (or interpretation) of Section 2 to the contrary, the unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void upon the expiration of ten years from the date of this Agreement.

4.	The full price for each of the shares purchased pursuant to the option herein granted shall be $XX.XX.

5.
Full payment for shares purchased by the Participant shall be made at the time of the exercise of the option in whole or in part. No shares shall be issued until full payment therefore has been made, and the Participant shall have none of the rights of a shareholder with respect to any shares subject to this option until such shares shall have been issued.

6.
No option granted hereunder may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

7.
In the event of one or more stock splits, stock dividends, stock changes, reclassifications, recapitalizations or combinations of shares prior to complete exercise of the option herein granted that change the character or number of the shares subject to the option, this option to the extent that it shall not have been exercised, shall entitle the Participant or the Participant’s executors or administrators to receive in substitution such number and kind of shares as he, she or they would have been entitled to receive if the Participant or the Participant’s executors or administrators had actually owned the shares subject to this option at the time of the occurrence of such change; provided, however that if the change is of such nature that the Participant or the Participant’s executors or administrators, upon exercise of the option, would receive property other than shares of stock, then the Board shall adjust the option so that he, she or they shall acquire only shares of stock upon exercise, making such adjustment in the number and kind of shares to be received as the Board shall, in its sole judgment, deem equitable; provided, further, that the foregoing shall not limit the Company’s ability to otherwise adjust the option in a manner consistent with Section 12 of the Plan.

8.	As used herein, the term “Accelerated Vesting Criteria” means being a member of the Board for at least ten years.

9.
Notwithstanding anything to the contrary contained herein, the option granted hereunder may be terminated and become null and void without consideration if the Participant, as determined by the Committee in its sole discretion (i) engages in an activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or (ii) without the consent of the Company, while providing services to the Company or any Affiliate or after termination of such service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement between the Participant and the Company or any Affiliate. If the Participant engages in any activity referred to in the preceding sentence, the Participant shall, at the sole discretion of the Committee, forfeit any gain realized in respect of the option granted hereunder (which gain shall be deemed to be an amount equal to the difference between the price for shares set forth in Section 4 above and the Fair Market Value (as defined in the Plan), on the applicable exercise date, of the shares of Common Stock of the Company delivered to the Participant), and repay such gain to the Company.

10.
The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan, and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

11.
Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

12.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

13.
The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

14.
This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant under the Plan.

15.
This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

CDK GLOBAL, INC.

Lee J. Brunz
Vice President, General Counsel and Secretary

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